Exhibit 16.1

202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

June 19, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: SMART LOGISTICS GLOBAL LIMITED (SLGB)

We have resigned from our position as the auditor of SLGB effective June 19, 2026.

We have read the statements made by SLGB in the first item of this Form 6-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements of this Form 6-K.

Very truly yours,

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2025.

Kuala Lumpur, Malaysia